Confidential Treatment

SOFTWARE DEVELOPMENT AND SERVICES AGREEMENT

This agreement is made as of September 15 2014, (the "Effective Date"), by and between iMedical Innovation Inc. having offices at 75 International Blvd., Suite 300, Toronto, ON, M9W-6L9, CANADA ("IMed") and CardioComm Solutions, Inc., having offices at 259 Yorkland Road, Suite 200, North York, Ontario, M2J-0B5, CANADA ("CCS").

WHEREAS:

A.

CCS is a publicly-traded company that specializes in software for the reading of electro cardiograms (or ECGs). CCS's software solution is currently utilized by Canadian and United States based ECG reading services and healthcare organizations.

B.

IMed is a company presently engaged in developing and commercializing a wearable, dry-electrode, wireless GSM-enabled ECG Monitor (the "Device").

C.

The parties entered into a Memorandum of Understanding on May 30TH, 2014 (the "MOU") confirming the parties' intent to close a series of transactions prior to the end of September, 2014, related to acquiring access to certain CCS software as an essential component of a joint venture between the parties.

D.

This Software Development and Services Agreement was contemplated in the MOU.

THEREFORE, in consideration of the premises and the mutual agreements herein, and of other consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

1.

TERMS AND CONDITIONS FOR DELIVERY OF SERVICES.

1.1

This Software Development and Services Agreement which, together with all Exhibits, Addenda, the attached Statement of Work (the "SOW" a summary of which is attached as Exhibit A), any Purchase Orders as defined below and other attachments and documents referenced and expressly incorporated herein, are collectively referred to herein as the "SDA") provides the terms and conditions under which CCS agrees to provide services (the "Services") to IMed. Nothing in this SDA shall be construed as requiring IMed to purchase any additional service from CCS. The only commitments to purchase shall be as set forth in this SDA or one or more purchase orders that flow from the SOW as may be executed by an authorized representative of each party from time to time (each a "Purchase Order").

1.2

During the term of this SDA, CCS will issue invoices to IMed for the Services completed as specified in the SOW. A more detailed Statement of Work shall be completed within three (3) months of the Effective Date, both sides acting cooperatively and reasonably to meet this time line, and shall include:

(a)

scope of Services to be provided by CCS;

(b)

responsibilities of IMed;

(c)

deliverables ("Deliverables") included in such Services;

(d)

time frames by which the Services are to be provided;

(e)

acceptance criteria, if any;

(f)

price to be paid by IMed for the Services;

(g)

payment schedule; and

(h)

identification of the account manager nominated by each party for this project.

If the three (3) month time line to finalize the detailed SOW is not met, then so long as the parties are working diligently to complete said SOW the three (3) month period shall be expanded to enable completion of the said SOW and any time lines provided for in the SDA shall be extended, day for day, pending completion of the said SOW.

1.3

Either party may issue change orders for modifications that are materially out-of scope from what is contained in the detailed SOW (each, a "Change Order"). All Change Orders shall become binding when signed by authorized representatives of both parties, or when CCS begins performance of the Services specified in a Change Order approved by an authorized representative of IMed. In the event any such Change Order causes any increase in the cost of, or the time required for, performance of the Services, or otherwise affects the SOW, IMed and CCS shall mutually agree, as particularized in the Change Order, to an equitable adjustment based upon CCS's costs and resources incurred or committed, if possible. IMed reserves the right to accept or reject any CCS Change Order quotes. CCS is not obligated to perform any Change Order to the Statement of Work where IMed has not approved the associated Change Order cost adjustment.

1.4

The Services to be provided to IMed shall be under the terms and conditions in this SDA. If any terms in the SOW or a Change Order conflicts with or are inconsistent with the terms in this SDA, the Change Order or SOW shall prevail. IMed shall cooperate with CCS in the performance of the Services, including providing reasonable access to IMed's employees, technologies and adequate ingress and egress to IMed's facilities as may be necessary to perform the Services. When CCS personnel are at the IMed facilities, they shall behave in an appropriate and business-like manner and shall be cognizant and obey all IMed rules and regulations.

1.5

Intentionally deleted.

1.6

Performance of the Services shall not be assigned or delegated by CCS except as may be agreed to in advance and in writing by IMed.

1.7

The following Authorized Affiliate Users, as-specified herein below, shall be third party beneficiaries hereunder, and shall be permitted to enjoy any and all such benefits accruing to IMed by virtue of this SDA, which shall include full use of any software licensed hereunder, as if such Affiliate were the named licensee of such software.

(a)

Sensor Mobility LLC; and

(b)

Sensor Mobility Inc.

2.

PAYMENT.

2.1

In consideration of the Services rendered by CCS pursuant to any Purchase Order issued pursuant to this SDA, IMed shall, unless otherwise specified in the Purchase Order, pay CCS in accordance with the SOW, including as may be equitably adjusted by Change Order pursuant to 1.3 above.

2.2

No travel by CCS is anticipated in this SDA. If travel is required, CCS and IMed will mutually agree to the terms required in writing under a specific Purchase Order.

2.3

CCS shall invoice IMed in accordance with the SOW (Exhibit A) and unless otherwise specified therein or in the relevant Purchase Order CCS billing shall be monthly with invoices submitted within ten (10) business days after end of the month and with all invoices being payable within thirty (30) days after month end of the month of actual receipt of the invoice. All payments shall be made by check payable to CCS or by wire transfer to a bank account designated in writing by CCS. CCS will reflect any applicable IMed Purchase Order number on each invoice for services. CCS shall be responsible for all local, provincial and federal taxes.

2.4

The payments referred to above shall constitute the sole remuneration in connection with the Services. CCS shall not accept or claim from third parties, directly or indirectly any trade commission, discount, allowance, indirect payment or other consideration or benefit in whatever form in connection with or in relation to this SDA or to the performance of the Services hereunder.

3.

DOCUMENTATION & RIGHT TO AUDIT.

3.1

CCS agrees that during the Term hereof (see Section 6), CCS will keep IMed advised on a regular basis and as reasonably requested by IMed, as to CCS's progress in performing the Services hereunder.

3.2

CCS shall preserve and maintain Service and, payment records for a period of two (2) years beyond the expiration or termination of this SDA. At any time during the term of this SDA and for a period of two (2) years after expiration or termination of this SDA, IMed shall have the right, upon not less than ten (10) days-notice and within usual and customary business hours, to audit CCS records relating to this SDA, including costs, expenses, and disbursements, made or incurred in connection herewith. The costs of any audit shall be borne by IMed, unless such audit determines that CCS has inaccurately used such data when calculating any billable expenses or services and the total error is in excess of five percent (5%) of the total billings for the period audited, in which case CCS shall pay all related costs for such audit including but not be limited to all expenses incurred by IMed employees directly related to such audit and the cost of their time. CCS shall also reimburse to IMed any amounts found to be invoiced in error, such reimbursements to take place forthwith and in any event within 10 days of such determination, together with a 25% premium on such reimbursed amounts.

4.

CONFIDENTIALITY AND CERTAIN PROPRIETARY RIGHTS.

4.1

During the course of performance under this SDA, CCS and IMed will be exposed to and otherwise become privy to a variety of information and material relating to each other's business, financial data, plans, technical operations or activities, all of which are considered to be confidential. For the purpose of this SDA "Confidential Information" means all information which by its nature a reasonable person would consider to be of a confidential and/or proprietary nature, provided by or on behalf of a party or any of its affiliates directly or indirectly, in whatever form (including on paper, electronically, on magnetic media, orally or otherwise). CCS and IMed acknowledge that such information and material will be received, preserved, and protected as confidential and represent and warrant that they will not use or disclose such Confidential Information other than:

(a)

for the purpose of furthering and serving the interests of IMed in connection with performance of Services under this SDA; and

(b)

to individuals responsible to the undersigned who have a need to know such information in order to pursue their assigned responsibilities. CCS shall notify IMed in advance of any disclosure of IMed's Confidential Information to individuals external to the CCS organization, and such individuals shall, at IMed's request, be required to execute IMed's standard form of nondisclosure agreement prior to their receipt of such Confidential Information.

The parties agree to hold the other's Confidential Information in confidence, both during and after the term of this SDA, using the same degree (but no less than a reasonable degree) of care and protection that it exercises with its own Confidential Information of a similar nature.

4.2

The obligation of confidentiality shall not apply to any information or materials which:

(a)

can be documented as already known to the receiving party at the time of disclosure;

(b)

are received on a non-confidential basis from an independent source entitled to disclose such information;

(c)

the providing party authorizes in writing to be disclosed;

(d)

are or become generally available to the public other than as a result of the disclosure by the receiving party;

(e)

are ascertainable from a commercially available product without violation of this SDA by any other obligation of confidentiality; or

(f)

are required to be disclosed by law, provided however, that the disclosing party shall provide the other party timely prior written notice of any such legal requirement of disclosure.

4.3

Upon termination or expiration of this SDA:

(a)

CCS shall promptly return to IMed any Confidential Information and materials received from IMed and any materials embodying or containing such Confidential Information.

(b)

IMed shall promptly return to CCS any Confidential Information and materials received from CCS IMed and any materials embodying or containing such Confidential Information, other than to the extent such Confidential Information is imbedded in or is a constituent element of the Custom Software.

4.4

CCS acknowledges that it may have to date and will in the future be doing work and performing tasks, including providing the Services, for or on behalf of IMed (including in respect of the Device and the Custom Software, the "Body of Work"). CCS acknowledges it has no and shall not acquire any proprietary interest, right or title in or to any patent, design, copyright, source code, software, hardware, schematics, documentation or other intellectual or industrial property rights in the Body of Work (including enhancements and modifications thereto) developed in whole or in part by CCS specifically for IMed from and after the Effective Date (collectively, the "IP Rights"). The Body of Work and IP Rights are and shall be the property of IMed and CCS specifically disclaims, on its own behalf and on behalf of its employees, personnel and agents, any moral rights in whole or in part in the Body of Work and the IP Rights. CCS will use its reasonable commercial efforts to ensure that any work done as it relates to the Body of Work will be original and will not infringe on or interfere with the rights of others.

4.5

CCS, notwithstanding the foregoing, shall remain titled to its own pre-existing intellectual or industrial property, whether or not patented, including to the extent it is incorporated into the Body of Work provided that CCS shall use its reasonable commercial efforts to advise IMed in advance of any time CCS believes it will use such property in providing its Services, and IMed shall be entitled to decline the use or incorporation of such property into the Body of Work. In any event, IMed is hereby granted a perpetual, non-exclusive, royalty and cost-free license to use such property as a part of the Body of Work for any aspect of its business.

4.6

Nothing in this SDA shall be construed to restrict CCS from developing or distributing products or performing services that do not infringe upon the intellectual property rights of IMed, using intangible residual know-how or concepts retained in the mind of its personnel, provided that CCS or its personnel shall not directly reference, incorporate or otherwise use in such products or services any Confidential Information of IMed, it being understood that any use by CCS or its personnel of ideas, know-how, technical information, processes, practices or systems that are in the public domain, including items generally known in the information technology industry, shall not constitute such infringement.

5.

INTANGIBLES.

5.1

Subject to IMed's rights as set out in Sections 4.4, 4.5 and 4.6 each party agrees not to use the other party's trademarks, logo, company name, copyrights and other intellectual and industrial property rights and other materials (collectively, the "Intangibles") without the prior written approval of the other party. Subject to IMed's rights as set out in Sections 4.4, 4.5 and 4.6 any rights shall be term limited for duration of this SDA and shall be limited for use in the design and development of marketing materials for the sole purpose of promoting and marketing the Device, derivative products and associated Custom Software.

5.2

Subject to IMed's rights as set out in Sections 4.4, 4.5 and 4.6 all rights to use Intangibles shall cease upon termination of this SDA, and all signs, advertising and promotional material bearing any of the Intangibles shall be removed from public display and destroyed, or, if requested by the licensing party, returned to it within thirty (30) days after any such termination or expiration.

5.3

Subject to IMed's rights as set out in Sections 4.4, 4.5 and 4.6 Intangible licensing by a party under this SDA is not intended, and shall not be deemed, to confer upon or create in any property rights to the other party with respect to any of the Intangibles.

5.4

IMed agrees not to remove any CCS word marks, branding or other CCS references from the GUAVA I SDK.

6.

TERM.

6.1

The term of this SDA shall begin as of the Effective Date and, unless sooner terminated in accordance with its provisions, shall remain in effect until the later to occur of:

(a)

five (5) years; or

(b)

completion of all Services under all SOWs hereunder.

The Term of this SDA may be extended or renewed by mutual agreement of the parties.

6.2

Neither party may terminate this SDA or any SOW hereunder at any time, for convenience and without cause; provided, however, that in the event that IMed determines, pursuant to the financing condition contained in an exclusivity and royalty agreement entered into between the parties and dated the date hereof, to not proceed with the development project, then upon written notice of termination or withdrawal from IMed to CCS under this Agreement contemporaneous with the notice provided by IMed to CCS under the said exclusivity and royalty agreement, this Agreement shall terminate and in such circumstances neither party shall have any recourse against the other party as a result of such termination.

6.3

Either party may terminate this SDA for breach as defined as:

(a)

the other party breaches any material term or condition of this SDA and fails to cure such breach within thirty (30) days after receipt of written notice of the same; provided, however, that if such breach is capable of cure, but not reasonably within such thirty (30) day period, the non-breaching party shall not be entitled to rely on such breach to terminate this SDA if such breach is reasonably capable of cure within one hundred (100) days and the breaching party is taking reasonable and ongoing steps during such period to cure the complained of breach;

(b)

the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or

(c)

the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing, unless, if after such sixty (60) day period, the other party is taking all reasonable measures to defend or challenge such petition or proceeding.

6.4

Terms and Consequences of Termination: See Exhibit A, PART B.

7.

WARRANTIES & COVENANTS.

CCS represents and warrants and covenants that:

7.1

It shall commence work promptly and all Services shall be performed in a timely and professional manner, in accordance with reasonable standards of the industry.

7.2

It has and shall retain the required personnel, skills and knowledge to render the Services.

7.3

It has no outstanding agreement or obligation that is in conflict with any of the provisions of this SDA, or that would preclude CCS from complying with the provisions hereof, and further warrants that it will not enter into any such agreement or obligation during the term of this SDA.

7.4

All Services performed pursuant to this SDA shall be in accordance with all applicable laws and regulations. No illegal, improper, or unethical payment or other activities shall be made or undertaken by CCS in connection with services to be performed for IMed.

7.5

The Custom Software (as defined in the SOW) to be delivered under this SDA does not and shall not infringe, misappropriate or otherwise violate any third party patents, utility certificates, utility models, industrial design rights, copyrights, database rights, trade secrets, any protection offered by law to Information, semiconductor IC topography rights and all registrations, applications, renewals, extensions, combinations, divisions, continuations or reissues of any of the foregoing or which otherwise arises or is enforceable under the laws of any jurisdiction or any bi-lateral or multi-lateral treaty regime (collectively, "IPR").

7.6

Any and all IPR associated with the Custom Software (whether owned by CCS or one or more third parties) have been or will be secured by CCS to the extent necessary to enable CCS to fully comply with all terms and conditions of this SDA including, but not limited, to IMed's right to enjoy all benefits for all purposes associated with the Custom Software.

7.7

Neither the Custom Software nor the CCS existing software that is or may be a part of the Custom Software (including GUAVA, Global Cardio and GEMS) is currently the subject of any threatened or actual litigation related to the intellectual property rights of a third party.

7.8

The Custom Software does not and shall not contain any viruses or disabling code.

7.9

Open Source Software Warranty.

Any materials to be provided to IMed for use by IMed, do not include any portion of any Open Source Software. CCS agrees that it will defend, indemnify and hold harmless IMed, its affiliates and their customers against any and all losses, damages, costs and expenses arising from a breach by CCS of any of its obligations, representations or warranties hereunder, including, without limitation, any third party claims in connection with any such breach, provided however, in the event any materials or Deliverables provided to IMed contain any Open Source Software, CCS shall immediately notify IMed. For purposes of this SDA, "affiliates" means legal entities controlling, in common control with, and/or controlled by, directly or indirectly, a party to the SDA, through ownership or control of more than fifty percent (50%) of the voting power of the shares or other means of ownership or control of such entity.

For the purpose of this Section 7.9, the term Open Source Software means:

(a)

any software that requires as a condition of use, modification and/or distribution of such software, that such software:

(i)

be disclosed or distributed in source code form;

(ii)

be licensed for the purpose of making derivative works; and/or

(iii)

can be redistributed only free of enforceable Intellectual property rights (e.g., patents); and/or

(b)

any software that contains, is derived in any manner (in whole or in part) from, or statically or dynamically links against any software specified under (a).

For exemplary purposes only, and without limitation, any software modules or packages licensed or distributed under any of the following licenses or distribution models shall qualify as Open Source Software:

(a)

[Subject to a request for confidential treatment; Separately filed with the Commission],

(b)

[Subject to a request for confidential treatment; Separately filed with the Commission],

(c)

[Subject to a request for confidential treatment; Separately filed with the Commission],

(d)

[Subject to a request for confidential treatment; Separately filed with the Commission],

(e)

[Subject to a request for confidential treatment; Separately filed with the Commission], and

(f)

[Subject to a request for confidential treatment; Separately filed with the Commission].

7.10 Post Release Warranty.

For a period of forty five (45) days from the Go-Live Date (defined in the SOW), the Custom Software will operate substantially in accordance with its specifications. CCS will promptly repair, at is sole cost and expense, the Custom Software to resolve any failure of this warranty that is brought to its attention during the warranty period. CCS shall also correct, at its sole cost and expense, all severity defect levels (as defined in Schedule B hereto) which are identified by IMed to CCS in writing during this forty five (45) day period.

8. INDEMNITY, LIMITATION OF LIABILITY AND INSURANCE.

8.1 The parties shall indemnify, defend and hold each other, their affiliates and their respective  officers, directors and employees, harmless from and against any and all liability or expense in connection with any cause of action or claims of third parties arising out of the negligence or willful misconduct or related to acts, omissions, or performance hereunder, of the indemnifying party, its employees, agents and subcontractors, or the breach of any representations or warranties provided herein. The indemnifying party's obligations hereunder are conditioned upon the party seeking indemnification (i) providing the other with timely notice of any claim or cause of action for which such party seeks indemnity, provided however, any failure or delay in providing such notice shall not relieve the indemnifying party of its indemnity obligation except to the extent that defense of the claim or cause of action is materially prejudiced, (ii) granting the indemnifying party full and complete information and reasonable assistance necessary for the indemnifying party to defend, settle, or avoid the cause of action or claim, and (iii) giving the indemnifying party sole control of the defense or settlement of the cause of action or claim, provided that the indemnified party may participate in such defense or settlement with counsel of its own selection and at its own expense. Neither party shall, without the prior written consent of the other party, effect any settlement of any pending or threatened action in respect of which other party is or could have been a party and Indemnity could have been sought hereunder by the other party unless such settlement:

(a)

Includes an unconditional release of the other party from all liability on any claims that are the subject matter of such action;

(b)

does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on the other party's behalf; and

(c)

does not exceed the limitation of liability set forth in section 8.3.

If the Indemnifying Party does not proceed with the settlement or defense of any claim, the Indemnified Party shall be entitled to assume such control. In such case, the Indemnifying Party shall co-operate where necessary with the Indemnified Party and its counsel in connection with such claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such claim.

8.2 CCS shall indemnify, defend and hold IMed, its affiliates and respective officers, directors and employees, harmless from and against any and all liability or expense (including attorneys' fees) in connection with any cause of action, claims, or assertions of third parties arising out of Intellectual property infringement based on IMed use of the Deliverables, Services, or any other work product provided by the CCS hereunder.

IMed shall Indemnify, defend and hold CCS, its affiliates and respective officers, directors and employees, harmless from and against any and all liability or expense (including attorneys' fees) in connection with any cause of action, claims, or assertions of third parties arising out of intellectual property infringement based on CCS use of the IMed Confidential Information, support or any other work product provided by IMed in support of the completion of the Scope of Work by CCS hereunder.

8.3 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR DAMAGES FOR LOST PROFITS OR REVENUES FOR ANY CLAIM RELATING TO THE PERFORMANCE OR NONPERFORMANCE OF THEIR RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT or FOR ANY BREACH, REPUDIATION OR TERMINATION OF THIS AGREEMENT.

8.4 During the Term of the SDA, CCS and any subcontractor that provides or performs any of the Services shall maintain and keep in force, at its own expense, the following minimum insurance coverage and minimum limits where relevant:

(a)

Workers' compensation insurance. with statutory limits as required by the various laws and regulations applicable to the employees of CCS and any subcontractor that provides or performs any of the Services;

(b)

Employer's liability insurance, for employee bodily injuries and deaths, with a limit of one million dollars ($1,000,000) each accident;

(c)

Commercial general liability insurance, covering claims for bodily injury, death and property damage, including premises and operations, independent contractors, products, services and completed operations (as applicable to the Services), personal injury, contractual, and broad-form property damage liability coverage, with limits as follows: occurrence limit of one million dollars ($1,000,000) for bodily injury, death and property damage, one million dollars ($1,000,000) for products and completed operations and two million dollars ($2,000,000) combined aggregate;

(d)

Commercial automobile liability with a minimum limit of one million ($1,000,000) combined single limit insuring all owned, non-owned, hired and leased vehicles;

(e)

Excess or umbrella liability with a minimum limit of liability of not less than one million ($1,000,000) per occurrence.

Upon request, CCS will provide IMed with a certificate of insurance evidencing the above policies. IMed will be named as an additional insured with respect to the Commercial General Liability policy. There shall be no material changes or cancellation of such insurance without thirty (30) days prior written notice to IMed. CCS shall be responsible for payment of any and all deductibles and coinsurance provisions from insured claims under its policies of insurance. The coverage afforded under any insurance policy obtained by CCS pursuant to the SDA shall be primary coverage regardless of whether or not IMed has similar coverage. In addition, all policies, including the workers compensation shall contain a waiver of subrogation in favor of IMed. CCS and its subcontractors shall not perform under the SDA without the prerequisite insurance. Upon IMed's request, CCS shall provide IMed with certificates of such insurance including renewals thereof. Insurance policy limits shall not affect the limit of liability of CCS or its subcontractors.

9. MISCELLANEOUS.

9.1 Use of Name.

IMed acknowledges that CCS, as a Canadian publicly-traded company, is required to disclose certain aspects of its material business transactions through regulatory filing and press releases. This SDA will meet the criteria of being a material business transaction. CCS shall not use IMed's name or logo or any adaptation thereof, for any advertising, trade or other purpose without IMed' prior written consent, which consent may be granted or withheld at IMed sole and reasonable discretion. CCS shall not give interviews to the media or publish in any medium in connection with the Services performed hereunder or in connection with activities of IMed, unless CCS has obtained the prior written approval for such interview and/or publication from IMed, such approval not to be reasonably withheld. IMed will assist CCS in preparation of press releases to confirm execution of this SDA, receipt of funding as contemplated under this SAL and the start and completion of any major phases associated with the Services as outlined in Exhibit A, PART A, Section 2.

9.2 Assignment.

Neither party may assign this SDA or delegate any of its rights or duties hereunder without the prior written approval of the other party, such approval not to be unreasonably withheld. Any attempted assignment or transfer, whether voluntary or by operation of law, made in contravention of the terms hereof shall be void and of no force and effect. Except as otherwise provided herein, this SDA shall inure to the benefit of, and shall be binding upon, the parties and permitted successors and assigns. Any sale, transfer or other disposition by operation of law or otherwise of a controlling interest in CCS's assets, capital stock or business to any person, group or entity shall constitute an assignment and breach of this SDA and shall entitle IMed to terminate this SDA effective immediately in accordance with Exhibit A, PART B, unless it has given prior written approval for such assignment.

9.3 Independent Contractor.

Nothing in this SDA shall in any way be construed to constitute CCS the agent, employee or representative of IMed. CCS acknowledges that in performing its obligations under this SDA it is an independent contractor, without any authority or right to act in the name of IMed except as expressly provided herein. CCS shall have no authority to conclude contracts for, on behalf of, or in the name of IMed, or otherwise to bind IMed to any legal obligation or undertaking, or to represent to any third parties that it has such authority, or purport to attempt to exercise any such authority in violation of this SDA. Neither CCS nor employees (including third parties) of CCS shall be entitled to any benefits provided by IMed to its employees.

9.4 Notices.

All notices provided in connection with this SDA shall be in writing and shall be delivered by Federal Express or other reputable courier service or by mail, postage prepaid, certified or registered, return receipt requested. Each notice shall be addressed to the party at the address set forth below or at such other address as a party shall provide by notice to the other party. Notice shall be deemed effective upon receipt.

If to IMed:

iMedical Innovations Inc.

75 International Blvd., Suite 300

Toronto, ON,

M9W-6L9, CANADA

Attention: Waqaas Siddiqui, CEO

If to CCS:

CardioComm Solutions, Inc.

259 Yorkland Road, Suite 200

North York, Ontario

M2J 0B5

Attention: Etienne Grima, CEO

9.5 Governing Law.

This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable therein.

9.6 Counterparts.

This SDA may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. Any facsimile copy of a signed counterpart shall be treated the same as a signed original.

9.7 CCS acknowledges that time is of the essence in performance of services under this SDA.

9.8 Waivers.

No waiver shall be effective unless it is in writing, signed by the party against which the waiver is claimed. The failure of either party to require performance under any provision of this SDA shall in no way affect the right of such party to require full performance at any subsequent time, nor shall the waiver by either party of a breach of any provision of this SDA constitute a waiver of any succeeding breach of the same or any other provision.

9.9 Entire Agreement.

This SDA constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior representations, negotiations, writings, memoranda and agreements, either oral or written, with respect thereto.

9.10 Amendment/Modification.

No modification, variation, supplement or amendment of this SDA shall be of any force unless it is in writing and has been signed by both of the parties.

9.11 Further Assurances.

The parties shall execute such documents and take such further actions as may be reasonably necessary or desirable from time to time to fully implement the purposes and intents of this SDA.

9.12 Headings.

Titles of sections and subsections are for convenience only and neither limits nor amplify the provisions of this SDA.

9.13 Severable.

If anyone or more provisions of the SDA shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties agree to negotiate in good faith, in order to replace the invalid provisions with valid provisions that conform as closely as possible to the economic and commercial intent of the invalid provisions.

9.14 Force Majeure.

Neither party shall be liable to the other for delays or failures in performance under this SDA due to acts of God, governmental authority or public enemy, fire, flood, strike, labor disturbance, epidemic, war, riot, civil disturbance, power failure, embargo, shortages in materials, components or services, boycotts, transportation delays or any other cause beyond the control of the party claiming force majeure and occurring without such party's fault or negligence.

9.15 No Third Party Rights.

Subject to Section 1.7, nothing in this SDA shall give rise to any rights in any person or entity that is not a party to this SDA.

9.16 Survival.

Any provisions of this SDA and any Statements of Work attached hereto, which by their nature are intended to survive expiration or termination hereof, shall survive expiration or termination of this SDA or the applicable Statement of Work.

9.17 TSX Venture Exchange Approval.

This Agreement and the obligations of the parties hereunder shall be subject to receipt and approval of this Agreement by the TSX Venture Exchange.

IN WITNESS WHEREOF, the parties have executed this SDA as of the date first above written.

iMedical Innovation Inc.

CardioComm Solutions, Inc.

By: /s/ Waqaas Siddiqui

By: /s/ Etienne Grima

Name: Waqaas Siddiqui

Name: Mr. Etienne Grima

Title: Chief Executive Officer

Title: Chief Executive Officer

September 18, 2014

EXHIBIT A

STATEMENT OF WORK SUMMARY

____________________________________________________________________________

This Statement of Work summary ("SOW") summary incorporates the terms and conditions of the Software License and Services Agreement (the "SDA"), dated September 15 2014, by and between CardioComm Solutions, Inc. ("CCS") and iMedical Innovation Inc. ("IMed"). To the extent this SOW conflicts with or is inconsistent with the terms of the SDA, this SOW shall govern.

This SDA shall encompass development by CCS of a software solution (the "Custom Software") for the management and review of ECGs recorded and transmitted by a wearable, dry-electrode, wireless GSM-enabled ECG Monitoring device (the "Device") to be developed by IMed. CardioComm will develop the Custom Software on a global, exclusive basis for this Device and any derivative products as a work-for-hire whereby any work product produced by CardioComm specifically for the Device shall be the sole property and for the exclusive benefit of IMed. For greater certainty, nothing herein shall be construed as transferring ownership of either the "GEMS™'' or "Globalcardio™" platforms, which are exclusive products of CCS. IMed shall own the source code for the Custom Software subject to the terms herein.

PART A: OBLIGATIONS OF THE PARTIES.

1)

Customized Software Development and Associated Fees.

(i)

CCS and IMed confirm that CCS has been working with Sensor Mobility since March 2013, to develop a Device and Custom Software offering with the aim to enter into the MCT ECG monitoring service in the USA and wireless ECG monitoring service globally.

(ii)

It is acknowledged that CCS will be using its currently available technologies to fulfill this requirement in multiple phases over the 2014 and 2015 calendar years. It is understood that CCS will be developing the Custom Software under an anticipated GlobalCardio™" and GUAVA ECG viewer SDK version license specifically to meet the requirements of this integration. The Custom Software shall not require the separate licensing of any other CCS software by IMed.

(iii)

Within Sixty (60) days of the Effective Date, but in any event forthwith after receipt of a non-refundable initiation payment CCS equivalent to fifteen percent (15%) of the proposed SOW budget, CCS shall begin development of a detailed SOW for the Custom Software which will enable an IMed Device, where the Device and Custom Software will meet the requirements for mobile cardiac telemetry ("MCT") billing services in the United States of America.

For the purposes of this SDA "MCT" means a service eligible to be reimbursed under the USA CPT and Medicare billing codes noted below, or as same may be amended, enlarged or modified in the future including for billing codes that offer the same services as are noted below:

Code 93228 defined as: External mobile cardiovascular telemetry with electrocardiographic recording, concurrent computerized real time data analysis and greater than 24 hours of accessible ECG data storage (retrievable with query) with ECG triggered and patient selected events transmitted to a remote attended surveillance center for up to 30 days; physician review and interpretation with report; and,

Code 93229 defined as: External mobile cardiovascular telemetry with electrocardiographic recording, concurrent computerized real time data analysis and greater than 24 hours of accessible ECG data storage (retrievable with query).

(iv)

IMed will be responsible for the development of the Device and providing CCS with a working prototype, administration tools to remotely to monitor and communicate with the Device and provision of a server solution that will receive GSM transmitted ECG recordings from the Device. IMed shall be responsible for the efforts and costs associated with applying for and securing regulatory clearances for the sale of the Device and Custom Software.

(v)

CCS will work to complete the Custom Software such that it is in compliance with the requirements for inclusion in a Food and Drug Administration (the "FDA") 510K medical device clearance application (the "Application"). CCS may assist IMed in the Application under separate agreement or under a mutually executed Purchase Order.

(vi)

CCS agrees that the preferred date for completion of the Custom Software shall be on or before December 31, 2015. IMed shall be provided a copy of the Custom Software source code and associated documentation (free and clear of any encumbrances) at completion of the sow.

(vii)

IMed shall be responsible for maintaining ISO 13485 standards in development of the Device and for regulatory preparations and submission cost associated with securing market clearances for the Device and Custom Software, such as a 510K clearance application with the FDA for sale of the medical device in the continental USA, and for the potential for securing other regional clearances as may required to access additional markets internationally.

(viii)

CCS will be responsible for performing its responsibilities under the SOW in compliance with ISO 13485 requirements. CCS is an ISO certified organization.

(ix)

The work performed within the SOW, or any approved Change Order. shall be considered a work-for-hire. Upon delivery to IMed and receipt of payment, in full, by CCS for development of the Custom Software, all right title and Interest in the Custom Software Solution shall be the sole property of IMed.

(x)

Following completion of the SOW, IMed shall not compete with CCS through the re-sale of the Custom Software or derivative products without prior written approval of CCS.

(xi)

CCS confirms that a portion of its proprietary software utilizes a [Subject to a request for confidential treatment; Separately filed with the Commission]. The framework and its source code are licensed under an [Subject to a request for confidential treatment; Separately filed with the Commission]. CCS is not of the opinion that this software is classified as open source but has disclosed this for the certainty of compliance.

2)

Estimated Payment Schedule.

It is estimated that IMed will pay CCS six hundred and fifty thousand US dollars ($650,000) for design of a Windows Operating System ECG management software that will allow an ECGs recorder from the IMed Device to be viewed and analyzed with the option for an ECG report, with each tranche being payable only upon completion of the corresponding items in accordance with the following schedule (which is intended to be sequential:

(i)

Initiation Fee - Fifteen percent (15%) or ninety seven thousand, five hundred US dollars ($97.500 USD).

(ii)

[Subject to a request for confidential treatment; Separately filed with the Commission] - Five percent (5%) or thirty two thousand five hundred US dollars ($32,500 USD).

(iii)

[Subject to a request for confidential treatment; Separately filed with the Commission] - twenty percent (20%) or one hundred and thirty thousand US dollars ($130,000 USD).

(iv)

[Subject to a request for confidential treatment; Separately filed with the Commission]- fifteen percent (15%) or ninety seven thousand, five hundred US dollars ($97,500 USD).

(v)

[Subject to a request for confidential treatment; Separately filed with the Commission]- twenty percent (20%) or one hundred and thirty thousand US dollars ($130,000 USD).

(vi)

[Subject to a request for confidential treatment; Separately filed with the Commission]- Ten percent (10%) or sixty five thousand US dollars ($65,000 USD)

(vii)

[Subject to a request for confidential treatment; Separately filed with the Commission]- Ten percent (10%) or sixty five thousand US dollars ($65,000 USD)

3)

Service and Support.

Forty-five days following the first commercial use of the Custom Software by IMed for the benefit of a third party (the "Go-Live Date"), a two (2) year renewable, service and support fee (the "SSF") shall be activated. Under the SSF CCS shall provide IMed [Subject to a request for confidential treatment; Separately filed with the Commission] ([Subject to a request for confidential treatment; Separately filed with the Commission]) hours of support at a cost of [Subject to a request for confidential treatment; Separately filed with the Commission] dollars ($[Subject to a request for confidential treatment; Separately filed with the Commission]) per year representing, a rate of [Subject to a request for confidential treatment; Separately filed with the Commission] ($[Subject to a request for confidential treatment; Separately filed with the Commission]) per hour. Should the aggregate amount of service and support time requested by IMed exceed the annual [Subject to a request for confidential treatment; Separately filed with the Commission] ([Subject to a request for confidential treatment; Separately filed with the Commission]) hours of service and support time, IMed agrees to purchase additional service and support time in [Subject to a request for confidential treatment; Separately filed with the Commission] ([Subject to a request for confidential treatment; Separately filed with the Commission]) hour minimum blocks at the prevailing CCS service and support hourly rate (subject to any other restrictions provided for herein). There shall be no carry forward credit for unused service and support hours to a subsequent two (2) year renewals. The first service and support payment of [Subject to a request for confidential treatment; Separately filed with the Commission] dollars ($[Subject to a request for confidential treatment; Separately filed with the Commission]) shall be due forty-five days following the Go-Live Date. The subsequent three (3) SSF payments and shall be due every six (6) months thereafter. The percentage increase in cost for such maintenance/support in any subsequent year from the rate in effect for the immediately preceding year shall not exceed [Subject to a request for confidential treatment; Separately filed with the Commission] percent ([Subject to a request for confidential treatment; Separately filed with the Commission]%). Service and support provided hereunder shall be provided in accordance with Exhibit B. Service and support shall be provided by qualified personnel, knowledgeable in the then-current release of the Custom Software. (The initial forty-five day period following the Go-Live Date is covered by the post-release warranty described in Section 7.10 of the SDA.)

PART B:

CONSEQUENCES OF TERMINATION

1)

Upon termination or expiration of this SDA, each party shall promptly return to the other party any confidential information and materials received from such other party and any materials embodying or containing such confidential information.

2)

Upon termination of this SDA where IMed undergoes a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, IMed warrants that it shall:

(a)

Provide payment of any funds due to CCS within thirty (30) days.

(b)

Where the Custom Software has been completed, provide CCS a perpetual, royalty-free and non-exclusive license for use of the IMed Custom Software and derivative products, the Custom Software source code and associated documents and technologies.

(c)

Offer to sell to CCS ownership of the completed Custom software and/or the IMed Device at a price determined to be reasonable by a receiver, liquidator, debtor-in-possession or other administrator of the estate, to the extent allowed by applicable law; provided; however that, in the event such rights are foreclosed or required to be sold to a third party, CCS shall prior to such sale, to the extent allowed by applicable law, have a right of first refusal to meet the price established by the third party offer.

(d)

Where the Custom Software has not been completed, provide CCS a perpetual, royalty-free and exclusive license to the IMed Custom Software and any derivative products, the Custom software source code and associated documents and technologies such that CCS may complete the Custom Software development at CCS’s expense.

(e)

Provide CCS a right of first refusal to assume any IMed service contracts.

3)

Upon termination of this SDA where CCS is the sole party responsible for termination, CCS shall grant IMed a worldwide perpetual, royalty and cost free exclusive license to utilize the Custom Software and associated source code and documentation as contemplated by this SDA and in adherence to the Custom Software use restrictions of Section 5.5 of the main section of the SDA and Exhibit A Section A(l)(x) of this SDA.

EXHIBIT B

SERVICE AND SUPPORT

______________________________________________________________________

1.

DEFINITIONS

In addition to the terms defined in the SDA, the following terms used in this Exhibit shall have the following respective meanings:

“End User" means any employee or agent of IMed who is permitted to use the Custom Software pursuant to this SDA.

"Initial Response" means the time interval measured from a Support Call made by IMed to the CCS emergency support number to the time of the response.

"Relief" means the CCS resources assigned to handle an issue raised in a IMed's Support Call.

"Resolution" means the completion of all action items associated with a Support Call, or may involve, by mutual agreement between IMed and CCS, scheduled completion at a later date or development of a plan for monitoring/resolving the Support Call.

"Support Call" means any communication by IMed to CCS that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device after it is released for distribution.  This includes assistance requested by IMed in usage of the Software Product.

“Temporary Fix” means providing a workaround that minimizes the operational impact for IMed.

1.

SUPPORT INFORMATION

Service and Support will apply to the primary installation of the Custom Software. This section provides the information for notifying CCS of any Support issue.

CCS support can be accessed as follows:

General Support Number: 1-877-977-9425 or 416-977-9425, Ext. 1

Emergency Support Number: 1-877-977-9425 or 416-977-9425, Ext. 3

Support Email: support@cardiocommsolutions.com

Fax: 1-866-576-4493

The core business hours for CCS are 8:30 am to 4:30 pm EST.

•

CCS support will be available/reachable 24 Hours/Day, 365 Days/Year through the Emergency Support Number.

•

Support will be provided by telephone, remote access Or if necessary, on site.

2.

SEVERITY CLASSIFICATION

Severity classification provides the guideline for both IMed and CCS to evaluate the severity of a Support Call and to determine the level of response in responding to the Support Call.

IMed may set the severity of the Support Call, acting reasonably, using the classifications in Table 1 below as a guideline. The severity classification may be adjusted by CCS, if appropriate, after initial problem diagnosis.

CCS will use the severity classification in Table 1 for Support Call definition and response.

Table 1. Severity Classification for Support Calls

Severity Classification	Criteria
CRITICAL

Production system down, whereby an End User is unable to use the production system and a workaround is either not available, or if available, is not acceptable.

Examples:

•

Cannot open or start Software Product

•

Cannot enter data

HIGH	A major function or component is unusable/degraded and no work-around is available, but the End User is still able to do primary production.
MEDIUM

The loss of a function or component that does not seriously affect the End User's operations or schedules. Any problem that was originally reported as CRITICAL or HIGH, but has been temporarily resolved with a workaround, shall be reduced to MEDIUM severity classification by mutual agreement.

Examples:

•

cannot access help pages

LOW	Problems that cause minimal operational impact. Problems that do not fall within the CRITICAL, HIGH or MEDIUM severity classifications listed in Table 1. Examples: • General End User questions

3.

RESPONSE PROTOCOL

3.1

The section outlines the response time obligation of CCS in handling Support Calls made by IMed under this SDA.

3.2

Pursuant to section 3 above, the severity classification must be established before Relief, Temporary Fix and Resolution of a Support Call.

3.3

All Support calls received will be handled in accordance with the response protocol in Table 2.

3.4

Table 2. Response Protocol for Complaint/Support calls

Severity Classification	Initial Response	Relief	Temporary Solution	Resolution
CRITICAL	15 minutes	Work continuously	Within 4 hours	Within 30 days
HIGH	15 minutes	As soon as possible	Within 24 hours	Within 30 days
MEDIUM	15 minutes	As soon as possible	Workaround within 3 business days	Within 30 days
LOW	15 minutes	Reasonable effort	Not required	Within 60 days